ENTRÉE GOLD INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

March 31, 2006

ENTRÉE GOLD INC.

(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(Expressed in United States dollars)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Cumulative Period from Inception (July 19, 1995) to March 31, 2006
EXPENSES			
Audit and accounting	$ 6,090	$ 8,288	$ 177,690
Consulting fees	99,058	833,568	1,511,616
Depreciation	44,455	16,892	205,365
Escrow shares compensation (recovery) (Notes 6 and 7)	-	(475,056)	1,790,959
Foreign exchange (gain) loss	(2,728)	3,638	14,185
Legal	6,875	111,343	1,078,742
Loss on settlement of debt	-	-	5,252
Management fees (Note 7)	9,787	849,726	2,825,336
Mineral property interests (Note 5)	514,816	1,171,014	22,531,323
Office and administration	357,553	481,484	2,700,464
Regulatory and transfer agent fees	66,745	22,965	236,284
Shareholder communications and investor relations	767,372	169,885	2,194,325
Travel	53,472	32,868	414,095
Loss from operations	(1,923,495)	(3,226,615)	(35,685,636)
Interest income	191,719	29,592	654,107
Net loss	$ (1,731,776)	$(3,197,023)	$ (35,031,529)
Comprehensive loss:			
Net loss	$ (1,731,776)	$(3,197,023)	$ (35,031,529)
Foreign currency translation adjustment	(11,608)	(26,183)	1,268,828
Comprehensive loss	$ (1,743,384)	$(3,223,206)	$ (33,762,701)
Basic and diluted loss per share	$ (0.02)	$ (0.06)	
Weighted average number of shares outstanding	70,126,426	49,645,566

ENTRÉE GOLD INC.

(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity
- continued -						
Balance, April 30, 2002	12,408,000	$ 597,012	$ 41,593	$ (27,049)	$ (500,793)	$ 110,763
Shares issued:						
Private placements	7,500,000	1,351,055	-	-	-	1,351,055
Exercise of warrants	12,500	3,288	-	-	-	3,288
Agent's finder fee	310,000	39,178	-	-	-	39,178
Finder's fee for mineral property interests	100,000	35,827	-	-	-	35,827
Debt settlement	135,416	45,839	5,252	-	-	51,091
Agent's warrants	-	-	16,877	-	-	16,877
Escrow shares compensation	-	-	40,205	-	-	40,205
Stock-based compensation	-	-	16,660	-	-	16,660
Share issue costs	-	(211,207)	-	-	-	(211,207)
Foreign currency translation adjustment	-	-	-	73,080	-	73,080
Net loss	-	-	-	-	(1,073,320)	(1,073,320)
Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares issued:						
Private placements and offerings	16,352,942	10,891,160	-	-	-	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	-	-	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	-	-	14,704
Agent's corporate finance fee	100,000	64,192	8,384	-	-	72,576
Acquisition of mineral property interests (Note 4)	5,000,000	3,806,000	-	-	-	3,806,000
Agent's warrants	-	-	370,741	-	-	370,741
Escrow shares compensation	-	-	1,949,878	-	-	1,949,878
Stock-based compensation	-	-	414,847	-	-	414,847
Share issue costs	-	(1,302,715)	-	-	-	(1,302,715)
Foreign currency translation adjustment	-	-	-	1,950	-	1,950
Net loss	-	-	-	-	(12,505,759)	(12,505,759)
Balance, December 31, 2003	45,684,230	$ 16,655,023	$ 2,853,968	$ 47,981	$ (14,079,872)	$ 5,477,100

ENTRÉE GOLD INC.

(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity
- continued -						
Balance, December 31, 2003	45,684,230	$ 16,655,023	$ 2,853,968	$ 47,981	$ (14,079,872)	$ 5,477,100
Shares issued:						
Private placement	4,600,000	3,846,521	-	-	-	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	-	-	173,011
Exercise of stock options	50,000	26,180	(8,238)	-	-	17,942
Warrants issued for cancellation	-	-	-	-	-	-
of price guarantee (Note 4)	-	-	129,266	-	-	129,266
Escrow shares compensation	-	-	405,739	-	-	405,739
Share issue costs	-	(21,026)	-	-	-	(21,026)
Stock-based compensation	-	-	1,530,712	-	-	1,530,712
Foreign currency translation adjustment	-	-	-	132,501	-	132,501
Net loss	-	-	-	-	(5,528,114)	(5,528,114)
Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:						
Private placements	7,542,410	13,538,097	-	-	-	13,538,097
Exercise of warrants	10,456,450	10,475,291	-	-	-	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	-	-	705,673
Escrow shares compensation	-	-	(435,583)	-	-	(435,583)
Share issue costs	-	(521,798)	-	-	-	(521,798)
Stock-based compensation	-	-	5,074,100	-	-	5,074,100
Foreign currency translation adjustment	-	-	-	1,099,954	-	1,099,954
Net loss	-	-	-	-	(13,691,767)	(13,691,767)
Balance, December 31, 2005	69,638,926	$ 45,423,077	$ 9,003,859	$ 1,280,436	$ (33,299,753)	$ 22,407,619

ENTRÉE GOLD INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(Expressed in Unidted States dollars)
	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity

Balance, December 31, 2005	69,638,926	$ 45,423,077	$ 9,003,859	$ 1,280,436	$ (33,299,753)	$ 22,407,619
Shares issued:
Exercise of stock options	850,000	1,279,219	(545,320)			733,899
Stock-based compensation			240,393			240,393
Foreign currency translation adjustment				(11,608)		(11,608)
Net loss					(1,731,776)	(1,731,776)
Balance, March 31, 2006	70,488,926	$ 46,702,296	$ 8,698,932	$ 1,268,828	$ (35,031,529)	$ 21,638,527

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Expressed in United States dollars)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Cumulative Period from Inception (July 19, 1995) to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES			
Net loss	$ (1,731,776)	$ (3,197,023)	$ (35,031,529)
Items not affecting cash:			
Depreciation	44,455	16,892	205,365
Stock-based compensation	240,393	2,518,054	7,276,710
Escrow shares compensation (recovery)	-	(475,056)	2,001,832
Loss on settlment of debt	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	129,266
Finder's fee paid in stock	-	-	35,827
Mineral propety interests paid in stock	-	-	3,806,000
Changes in assets and liabilities:			
Receivables	201,784	(52,654)	(98,219)
Prepaid expenses	(298,779)	(211,409)	(462,036)
Accounts payable and accrued liabilities	(313,777)	76,515	217,127
Net cash used in operating activities	(1,857,700)	(1,324,681)	(21,914,405)
CASH FLOWS FROM FINANCING ACTIVITIES			
Proceeds from issuance of capital stock	733,899	13,210	43,657,874
Share issue costs	-	-	(1,557,374)
Net cash provided by finacing activities	733,899	13,210	42,100,500
CASH FLOWS FROM INVESTING ACTIVITIES			
Acquisition of equipment	(40,482)	(263,771)	(943,952)
Net cash used in investing activities	(40,482)	(263,771)	(943,952)
Effect of foreign currency translation on cash and cash equivalents	(5,424)	(26,183)	1,275,635
Change in cash and cash equivalents during the period	(1,169,707)	(1,601,425)	20,517,780
Cash and cash equivalents, beginning of period	21,687,487	6,060,371	-
Cash and cash equivalents, end of period	$ 20,517,780	$ 4,458,946	$ 20,517,780
Cash paid for interest during the period	$ -	$ -	$ -
Cash paid for income taxes during the period	$ -	$ -	$ -

Supplemental disclosure with respect to cashflows (Note 9)

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2005. The results of operations for the three month period ended March 31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

2.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. Effective October 10, 2002, pursuant to a special resolution passed by the shareholders of the Company, the Company changed its name from Entrée Resources Inc. to Entrée Gold Inc. and consolidated its share capital on a 2:1 basis (Note 6). In December 2003, the Company changed its fiscal year end from April 30 to December 31. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2005.

Escrow shares

Shares placed in escrow in connection with an initial public offering which are to be released upon achievement of certain performance criteria are considered to be contingently issueable and compensatory in nature.  Accordingly, the difference between the fair value of these shares, being the trading price of the Company's publicly traded common shares, at the time they are released from escrow and their original issue price is accounted for as compensation expense in the period of release.

As described in Note 6, certain of the Company's escrow shares were transferred to a Trustee for the benefit of future employees, officers and directors of the Company.  As these performance escrow shares are considered compensatory in nature, the Company records a compensation benefit at fair value, being the trading price of the Company's publicly traded common shares, when a portion or all of the these performance escrow shares are allocated to specific individuals and adjusts this compensation benefit to fair value at the end of each respective reporting period until the performance escrow shares are released from escrow.

Stock-based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(revised), “Share-Based Payment” [SFAS 123(R)] utilizing the modified prospective approach. The impact of adoption of the standard did not materially affect the Company’s financial position, results of operations, or cash flows because the Company adopted the fair value based method of accounting for stock options prescribed by SFAS 123, "Accounting for Stock-Based Compensation", on May 1, 2003.

Under Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation” the Company used the fair value based method of accounting for stock-based employee compensation.

The Company’s results for the three months ended March 31, 2006 were not significantly affected as a result of adopting SFAS 123(R) on January 1, 2006.

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154 Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”), which is effective for fiscal years ending after December 15, 2005. SFAS 154 requires that changes in accounting policy be accounted for on a retroactive basis.

The adoption of these new pronouncements are not expected to have a material effect on the Company’s consolidated financial position or results of operations.

4.

EQUIPMENT

5.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

Each of our exploration licenses was granted by the Mineral Resources and Petroleum Authority of Mongolia for an initial term of three years, subject to a right to renew for two successive 2-year renewals (for a cumulative total of seven years). Mongolian exploration licenses are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the potential seven year tenure.

Two of the three licenses that comprise Lookout Hill were issued April 3, 2001 and were renewed for the second of their two year renewals in March, 2006. The third Lookout Hill license was issued March 30, 2001 and was renewed for the second of its two-year renewals in March, 2006. The Manlai license was issued March 9, 2001 and renewed for the second of its two-year renewals in March, 2006. The Khatsavch license was issued to the original owner on October 31, 2003 and transferred to the company in August, 2004.

In October, 2004, the Company granted to Ivanhoe Mines Ltd. ("Ivanhoe") the right to earn, over an eight year period, a participating interest in a certain portion of its Lookout Hill Property (the "Project Property").  Under the agreement, Ivanhoe must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million.  Thereafter, the Company has the right to require Ivanhoe to fund its share of subsequent project costs through to production, to be recovered from production cash flow.  The agreement with Ivanhoe also provided for Ivanhoe to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).

The Company's exploration licenses begin to expire in March 2008 through to October 2010.  The total estimated annual fees in order to maintain these licenses in good standing is approximately $240,000.

In February 2006, the Company acquired an option to purchase the Oyut Tolgoi copper property along with two other licenses (Asgat Uul and Onts Uul) in Western Mongolia. The terms of the option include an initial US$50,000 payment to the Mongolian Property Owner (paid). After a due diligence period of 6 months, the Company, should it wish to maintain its option, will be required to pay an additional US$100,000 and issue 100,000 shares. The Company will then have one year from the end of the due diligence period to explore the property. A final payment of US$250,000 and the issuance of an additional 250,000 shares on or before the anniversary date will earn the Company a 100% interest in the three properties. A finder’s fee of 5% plus 10,000 shares is payable.

Mineral property interest costs incurred are summarized as follows:

6.

COMMON STOCK

Share issuances

In June 2005, the Company completed a non-brokered private placement consisting of 5,665,730 units at a price of C$2.20 per unit for gross proceeds of $10,170,207. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years. Pursuant to an agreement with the Company, the placee, Kennecott Canada Exploration Inc. (indirect wholly-owned subsidiary of Rio Tinto plc) has the right to acquire additional securities and participate in future financings by the Company so as to maintain its proportional equity in the Company. Related share issue costs were comprised of cash costs totalling $521,798.

In July 2005, the Company completed a non-brokered private placement consisting of 1,876,680 units at a price of C$2.20 per unit for gross proceeds of $3,367,890. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years.

During the year ended December 31, 2005, the Company issued 10,456,450 common shares for cash proceeds of $10,475,291 on the exercise of warrants.

During the year ended December 31, 2005, the Company issued 772,000 common shares for cash proceeds of $705,673 on the exercise of stock options. The fair value recorded when the options were granted of $532,908 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the three months ended March 31, 2006, the Company issued 850,000 common shares for cash proceeds of $733,899 on the exercise of stock options. The fair value recorded when the options were granted of $545,320 has been transferred from additional paid–in capital to common stock on the exercise of the options.

Escrow shares

At March 31, 2006, and December 31,2005, all performance escrow shares had been released from escrow.

The total escrow compensation expenses (recovery) has been recorded in the consolidated financial statements as follows with corresponding additional paid-in capital recorded in stockholders’ equity:

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

As at March 31, 2006, the following share purchase warrants were outstanding and exercisable:

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2005, the Company may grant options to acquire up to 10,176,613 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

On March 3, 2005, the Company became a Tier 1 Issuer on the TSX-V and, as a result, all previously issued stock options became fully vested except those granted to investor relations consultants, which included a twelve month vesting period. As a Tier 1 Issuer, future stock options granted may vest upon grant except those granted to investor relations consultants which must have a minimum 12 month vesting period.

Stock options transactions are summarized as follows:

The weighted average fair value per stock option during the three months ended March 31, 2006 was C$1.06 (March 31, 2005 – C$0.91).  The number of stock options exercisable at March 31, 2006 was 7,878,000 March 31, 2006 – 6,415,000).

At March 31, 2006, the following stock options were outstanding:

Stock-based compensation

The fair value of stock options granted during the three months ended March 31, 2006 was $225,075 (March 31, 2005 - $464,304) which is being recognized over the options vesting periods.  Total stock-based compensation recognized during the three months ended March 31, 2006 was $240,393 (March 31, 2005 - $2,518,054) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

7.

RELATED PARTY TRANSCATIONS

The Company entered into the following transactions with related parties:

a)

Recognized an expense (recovery) of $Nil. (March 31, 2005 - $(1,589)) from certain performance escrow shares allocated to the president of the Company (Note 6) which have been recorded as escrow shares compensation expense (recovery) of $Nil (March 31, 2006 –$(1,589)).  In addition, compensation expense (recovery) of $Nil (March31,2005 – $(473,467)) was recognized during the current year from certain performance escrow shares allocated to directors, officers and employees of the Company (Note 6) which has been recorded as escrow shares compensation expense (recovery) of $Nil (March 31, 2005 - $(473,467)).

b)

Paid or accrued management fees of $9,787 (March 31, 2005 – $11,934) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration and agreed to by the related parties.

8.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

9.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Significant non-cash transactions for the three months  ended March 31, 2005 consisted of:

a)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to the president of the Company which has been recorded as escrow shares compensation (recovery) of ($1,589).

b)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to directors, officers and employees of the Company which has been recorded as escrow shares compensation expense (recovery) of $(473,467).

10.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2006     $  35,427

2007         74,064

2008         75,414

2009         77,728

2010         78,693

2011         32,789

Total     $ 374,113

11.

SUBSEQUENT EVENTS

Subsequent to March 31, 2006:

a)

The Company issued 215,000 common shares for proceeds of $253,750 on the exercise of stock options.

b)

250,000 warrants with an exercise price of C$1.05 expired without exercise.

c)

The Company was listed for trading on the Toronto Stock Exchange and delisted from the TSX Venture Exchange.

d)

The Company issued 4,167 common shares to the University of British Columbia as a donation to become a member of the Mineral Deposit Research Unit.